Exhibit 99.2

SUBSCRIPTION FOR UNITS

TO:	AUGUSTA RESOURCE CORPORATION (the “Corporation”)

The undersigned (the “Subscriber”) hereby irrevocably subscribes for and agrees to purchase from the Corporation (the “Placement”) 10,905,590 units (the “Units”) of the Corporation for aggregate consideration of $29,990,372 (the “Subscription Price”), representing a subscription price of $2.75 per Unit, on the terms and conditions set out in this subscription agreement (the “Subscription Agreement”). Each Unit is comprised of one common share of the Corporation (a “Share”) and one half of one common share purchase warrant (a “Warrant”). Subject to the terms of the Warrants, each whole Warrant will entitle the Subscriber, on exercise, to purchase one additional common share (a “Warrant Share”) at a price of $3.90 for an 18-month period following the closing of the Placement. The terms of the Warrants will be as set out in the form of Warrant certificate attached hereto as Schedule B.

DATED this 23rd day of August, 2010.

	HudBay Materials Inc.	Suite 2500, 1 Adelaide Street East Toronto, Ontario, Canada M5C 2V9
	Name of Subscriber (please print)	Subscriber’s Address

by:	David Garofalo, President and CEO
	Official Capacity or Title (please print)	416-362-8181 416-362-7844
Subscriber’s Telephone Number Fax Number

David.Garofalo@hudbayminerals.com
Subscriber’s email address

/s/ David Garofalo
Authorized Signature

David Garofalo
(Please print name of individual whose signature appears above.)

Registration Instructions:

HudBay Materials Inc.
Name

Account reference, if applicable

Suite 2500, 1 Adelaide Street East Toronto, Ontario, Canada M5C 2V9
Address

416-362-8181 416-362-7844
Telephone Number Fax Number

David Garofalo
Contact Name

A completed and duly executed Schedule A must accompany this Subscription Agreement.

1. Placement and Subscription. By executing this Subscription Agreement, the Subscriber irrevocably offers to purchase from the Corporation that number of Units set forth on the first page hereof at the Subscription Price, subject to the terms and conditions set out herein. The Subscriber acknowledges that the offer is subject to (a) the acceptance of this subscription by the Corporation, (b) the payment of the Subscription Price by the Subscriber, (c) receipt of all necessary regulatory and stock exchange approvals, and (d) certain other terms and conditions as set forth herein. Upon the Corporation’s acceptance of this subscription, this Subscription Agreement will constitute an agreement for the purchase by the Subscriber from the Corporation and for the Corporation to issue and sell to the Subscriber, the number of Units set forth on the first page hereof at the Subscription Price on the terms and conditions set forth herein. The Closing (as defined below) of the Placement is subject to and will occur in accordance with the terms and conditions set forth herein, including the receipt of all necessary regulatory and stock exchange approvals.

2. The Units. Each Unit will be comprised of one Share and one half of one Warrant. The Shares and Warrants will be registered in the manner indicated on the first page hereof.

3. The Warrants. One whole Warrant will entitle the Subscriber, on exercise, to purchase one Warrant Share at a price of $3.90 per Warrant Share for an 18-month period following the Closing. The certificate representing the Warrants will be in the form attached hereto as Schedule B.

4. Subscriber’s Representations, Warranties and Covenants. By executing this Subscription Agreement, the Subscriber represents, warrants and covenants to and with the Corporation (and acknowledges that the Corporation is relying thereon) that as of the date hereof:

(a)	the Subscriber:

(i)	is not, and is not purchasing Units for the account or benefit of, a U.S. Person (as that term is defined in Regulation S (“Regulation S”) under the United States Securities Act of 1933 (the “1933 Act”)) or for resale in the United States (as “United States” is defined in Regulation S);

(ii)	was not offered the Units in the United States;

(iii)	at the time the purchase order originated was outside the United States, and did not execute or deliver this Subscription Agreement or related documents in the United States; and

(iv)	acknowledges that the Units have not been, nor will they be, registered under the 1933 Act or the securities laws of any state in the United States, and may not be offered or sold in the United States or to a U.S. Person, without registration or an exemption from registration under the 1933 Act and applicable state securities laws and agrees not to offer or sell the Units in the United States or to a U.S. Person, without registration or an exemption from registration under the 1933 Act and applicable state securities laws;

(b)	the Subscriber is an accredited investor (“Accredited Investor”) as such term is defined in National Instrument 45-106 – Prospectus and Registration Exemptions and is purchasing the Units as principal for its own account, not for the benefit of any other person;

(c)	the Subscriber is purchasing the Units for investment only and not with a view to resale or distribution of all or any of the Units;

(d)	the Subscriber has not been created solely or used solely to purchase or hold securities without the use of a prospectus by the issuer in reliance on a prospectus exemption, including without limitation, the accredited investor exemption under applicable securities legislation;

(e)	the Subscriber beneficially owns 3,883,900 Shares and no securities convertible or exchangeable into Shares (except for the Shares and Warrants to be acquired pursuant to this Subscription Agreement and the Warrant Shares issuable on the exercise of the Warrants);

(f)	the Subscriber is a corporation duly organized and validly existing under the laws of Canada, has the necessary corporate capacity and authority to execute and deliver this Subscription Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate action in respect thereof;

(g)	this Subscription Agreement has been duly and validly authorized, executed and delivered by, and constitutes a legal, valid, binding and enforceable obligation of, the Subscriber, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in proceedings in equity or at law);

(h)	the entering into of this Subscription Agreement and the completion of the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to the Subscriber or any of its constating documents, or of any agreement to which it is a party or by which it is bound;

(i)	the Subscriber acknowledges that in connection with the purchase hereunder it has received no advice as to tax or legal ramifications of this Subscription Agreement from the Corporation and has been advised to seek independent advice from its legal, accounting and tax advisors prior to entering into this Subscription Agreement;

(j)	the Subscriber is an investor who, by virtue of its financial and investment experience and business acumen or by virtue of consultation with or advice from a person who is not an insider of the Corporation, is able to evaluate the merits and risks of investment in the Units and is able to bear the economic risk of loss of such investment, including a complete loss of such investment;

(k)	the Subscriber has been independently advised as to the applicable resale restrictions including hold periods, and confirms that no representation has been made respecting the applicable hold periods for the Units, including the Shares and the Warrants, and the Warrant Shares, and is aware of the risks and other characteristics of the Units;

(l)	the Subscriber has not received, nor has it requested, nor does it have any need to receive, any offering memorandum or any other document describing the business and affairs of the Corporation that constitutes an offering memorandum as such term is defined under applicable securities laws, nor has any such document been prepared for delivery to, or review by, prospective purchasers in order to assist them in making an investment decision in respect of the Units;

(m)	the Subscriber has relied solely upon the Public Disclosure Documents (as defined below), and not upon any verbal or other written representation as to fact or otherwise made by or on behalf of the Corporation or any employees, agents or affiliates thereof, other than as provided in this Subscription Agreement;

(n)

the offering and sale of the Units to the Subscriber was not made or solicited through an advertisement, and the Subscriber is not aware of, any “advertising”, as defined under applicable securities legislation, of the Units, including without limitation, any advertising in printed media of general and regular paid circulation (or other printed public media), radio, television or telecommunications (including electronic display such as the Internet), or any other form of advertisement or general solicitation and, except for this Subscription Agreement and the Public Disclosure Documents, no other documents (including without limitation “Sales Literature” as defined under applicable securities laws) have been delivered or otherwise furnished to the Subscriber in connection with this Placement, which documents it acknowledges do not, individually or collectively, constitute an offering memorandum or similar document (including an offering memorandum as such term is defined under applicable securities laws); the Units are not being purchased by the Subscriber as a result of any material information concerning the Corporation that has not been publicly disclosed and the decision to tender this offer and purchase the Units has not been made as a result of any verbal or written representation as to fact or otherwise (including that the Units, including the Shares and the Warrants, and the Warrant Shares, will be freely tradable by the Subscriber without any restrictions or hold periods, that any person will resell or repurchase the Units, including the Shares and the Warrants, and the Warrant Shares, or refund all or any of the purchase price of the Units, including the Shares and the Warrants, and the Warrant Shares other than in accordance with their terms, that the Units or the Warrants Shares will be listed and posted for trading on a stock exchange or that application has been made for such a listing or as to the future price or value of the Units, including the Shares and the Warrants, or the Warrant Shares) made by or on behalf of the Corporation, or any other person, except as set out in the Public Disclosure Documents, and is based entirely upon the Public Disclosure Documents concerning, and issued by, the Corporation;

(o)	the Subscriber acknowledges that this subscription is being made pursuant to prospectus exemptions available under applicable securities laws on the basis of representations made by the Subscriber hereunder and that no prospectus has been filed by the Corporation with any securities commission or similar regulatory authority in any jurisdiction, and as a result:

(i)	it is restricted from using certain of the civil remedies available under the applicable securities laws;

(ii)	it may not receive information that might otherwise be required to be provided to it under the applicable securities laws in connection with this subscription if the exemptions were not being used; and

(iii)	the Corporation is relieved from certain obligations that would otherwise apply under the applicable securities laws in connection with this subscription if the exemptions were not being used;

(p)	the Subscriber,

(i)	acknowledges that the Units, including the Shares and the Warrants, purchased hereunder and the Warrant Shares which may be purchased on the exercise of the Warrants are subject to resale restrictions imposed under applicable securities legislation and the rules of regulatory bodies having jurisdiction and may not be traded until the expiry of such hold period except as permitted by applicable securities legislation and stock exchange rules;

(ii)	acknowledges that (A) the certificates representing the Shares and Warrants may bear, as of the Closing Date (as defined below), and (B) the certificates representing the Warrant Shares may bear, as of the date of issue, legends substantially in the following form and with the necessary information inserted:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE < DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER CLOSING DATE>.”

and in respect of any certificates representing the Shares and Warrant Shares issued prior to four months and one day from the Closing Date:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TSX.”

The legends set forth above shall be removed and the Corporation shall issue a certificate or certificates without such legend to the holder of the Shares, Warrants or Warrant Shares, as applicable, at the earlier of the date such Shares, Warrants or Warrant Shares, as applicable, are qualified for public distribution under applicable securities legislation and anytime on or after four months and one day following the Closing Date.

The Subscriber acknowledges that the certificates representing the Warrants will also bear the following legend:

“THE WARRANTS AND WARRANT SHARES TO BE ISSUED UPON EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “1933 ACT”) AND THE WARRANTS MAY NOT BE EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE 1933 ACT) UNLESS THE SHARES TO BE ISSUED UPON EXERCISE OF THE WARRANTS HAVE BEEN REGISTERED UNDER THE 1933 ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

(iii)	acknowledges that it has been advised by the Corporation that it should consult its own legal adviser before disposing of all or any part of any Shares or Warrants (including exercising any Warrants) that may be issued to the Subscriber pursuant to this Subscription Agreement or any Warrant Shares that may be issued on exercise of the Warrants to avoid breach of relevant securities legislation and stock exchange rules; and

(iv)	agrees not to resell the Shares, Warrants or Warrant Shares, except in accordance with the provisions of applicable securities legislation and stock exchange rules, and then to only resell, transfer or otherwise dispose of the Warrants only to a subsidiary of the Subscriber in accordance with the terms of the Warrants;

(q)	the Subscriber consents to the Corporation making a notation on its records or giving instructions to any transfer agent of the Shares, Warrants or Warrant Shares in order to implement the restrictions on transfer set forth and described in Section 4(o);

(r)	the Subscriber acknowledges that:

(i)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Units, including the Shares and the Warrants, or the Warrant Shares;

(ii)	there is no government or other insurance covering the Units, including the Shares and the Warrants, or the Warrant Shares;

(iii)	there are risks associated with the purchase of the Units, including the Shares and the Warrants, and the exercise of the Warrants;

(iv)	there are restrictions on its ability to resell the Shares, Warrants and Warrant Shares and it is its responsibility to find out what those restrictions are and to comply with them before selling; and

(v)	it has been advised by the Corporation that the Corporation is relying on an exemption from the requirements to provide it with a prospectus and to sell securities through a person registered to sell securities under applicable securities legislation (including securities legislation of British Columbia and Ontario) and, as a consequence of acquiring the Units pursuant to this exemption, certain protections, rights and remedies provided by applicable securities legislation (including securities legislation of British Columbia and Ontario), including statutory rights of rescission or damages, will not be available to it;

(s)	the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing, such reports, undertakings and other documents required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority with respect to the issue of the Shares, Warrants and Warrant Shares, including, if required by the Toronto Stock Exchange (“TSX”), a Personal Information Form and any similar forms required by the NYSE Amex;

(t)	the Subscriber is not acting jointly or in concert with another person nor is the Subscriber bound by or subject to any agreement, commitment or understanding, whether formal or informal, with any other person relating to the voting rights attached to the Shares or Warrant Shares to be purchased hereunder or in connection with the purchase hereunder;

(u)	the Subscriber is not a “control person” of the Corporation, as that term is defined in applicable securities laws, and will not, as a result of its current holding of Shares, become a “control person” of the Corporation by virtue of the purchase of Units (assuming all Warrants are fully exercised by the Subscriber) under this Subscription Agreement and does not at the time hereof or at the Closing Date act or intend to act jointly or in concert with any other person to form a control group in respect of the Corporation; and

(v)	the funds representing the Subscription Price which will be advanced by the Subscriber to the Corporation hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) Act (Canada) (the “PCMLA”) and the Subscriber acknowledges that the Corporation may in the future be required by law to disclose the Subscriber’s name and other information relating to this Subscription Agreement and the Subscriber’s subscription hereunder, on a confidential basis, pursuant to the PCMLA. To the best of its knowledge (a) none of the subscription funds to be provided by the Subscriber (i) have been or will be derived from or related to any activity that is deemed criminal under the law of Canada, the United States of America, or any other jurisdiction, or (ii) are being tendered on behalf of a person or entity who has not been identified to the Subscriber, and (b) it shall promptly notify the Corporation if the Subscriber discovers that any of such representations ceases to be true, and to provide the Corporation with appropriate information in connection therewith.

The Subscriber agrees that the above representations, warranties and covenants will be true and correct both as of the execution of this Subscription Agreement and as of the Closing Date and will survive the purchase of the Units hereunder and shall continue in full force and effect notwithstanding any subsequent disposition of the Shares, Warrants (including any exercise) or Warrant Shares.

5. Acknowledgements. The representations, warranties and covenants of the Subscriber contained herein (including those made in any Schedules attached hereto) are made with the intent that they be relied upon by the Corporation in determining the eligibility of the Subscriber as a purchaser of the Units. The Subscriber undertakes to notify the Corporation immediately of any inaccuracy in any representation or warranty (including those made in any Schedules attached hereto) of the Subscriber set forth herein which takes place prior to the Closing Date.

6. Corporations’ Representations, Warranties and Covenants. By executing this Subscription Agreement, the Corporation represents, warrants and covenants to and with the Subscriber (and acknowledges that the Subscriber is relying thereon) that as of the date hereof:

(a)	The Corporation is a corporation validly existing under the laws of Canada, has the necessary corporate capacity and authority to execute and deliver acceptance of this Subscription Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate action in respect thereof.

(b)	The issue of the Shares, Warrants and Warrant Shares have been approved by all necessary corporate actions and will, upon issue, delivery and payment therefor, be validly issued as fully paid and non-assessable.

(c)	The entering into of this Subscription Agreement and the completion of the transactions contemplated hereby, including the issue and sale of the Units and the issue of the Shares, Warrants and Warrant Shares, will not result in a violation of any of the terms and provisions of any law applicable to the Corporation or any of its constating documents, or of any agreement to which it is a party or by which it is bound.

(d)	Except for the approval of the TSX and the NYSE Amex, no consent, approval, order or authorization of, or declaration of filing with, any governmental authority or any other third party is required to be obtained by the Corporation in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for such consents, approvals, orders or authorizations, or declarations or filings, as to which the failure to obtain or make would not, individually or the in aggregate, prevent or materially delay the consummation of the transactions contemplated by this Subscription Agreement.

(e)	This Subscription Agreement has been duly authorized by all necessary corporate action on the part of the Corporation and, subject to acceptance by the Corporation, constitutes a valid obligation of the Corporation legally binding upon it and enforceable by the Subscriber in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in proceedings in equity or at law).

(f)	The Shares of the Corporation are listed and posted for trading on the TSX and the NYSE Amex (the TSX and NYSE Amex hereinafter referred to as the “Exchanges”) and no other securities of the Corporation or any of its subsidiaries are listed for trading or quoted on any other stock exchange or quotation system except the Frankfurt Stock Exchange.

(g)	The Corporation is a reporting issuer in the provinces of British Colombia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick and Newfoundland and Labrador and is not in default in any material respect of any requirement of the securities legislation of the foregoing jurisdictions.

(h)	The press releases, material change reports, unaudited and audited financial statements, annual reports, management’s discussion and analysis, annual information forms and other documents filed by the Corporation on or after January 1, 2009 in Canada on System for Electronic Document Analysis and Retrieval (“SEDAR”) and in the United States on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) (the “Public Disclosure Documents”) were, at the respective dates thereof, true and correct and did not, at the respective dates thereof, contain a misrepresentation (as defined in Canadian securities laws or U.S. securities laws, as applicable) and the Corporation is in compliance at the date hereof with its obligations to make disclosure of all material changes relating to it and no such disclosure has been made on a confidential basis which remains confidential and there is no material change relating to the Corporation which has occurred and with respect to which the requisite material change report has not been filed.

(i)

The authorized capital of the Corporation consists of an unlimited number of Shares, of which 123,027,879 are issued and outstanding as of August 23, 2010. All of the Corporation’s issued and outstanding Shares have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable. No securities issued by the Corporation from the date of its incorporation to August 23, 2010 were issued in violation of any statutory or common law pre-emptive rights. There are no dividends which have accrued or been declared but are unpaid on the Shares of the Corporation. All securities of the Corporation have been issued in all material respects in accordance with the provisions of all applicable securities and corporate laws.

(j)	As of August 23, 2010 there are no outstanding (i) securities, notes or instruments convertible into or exercisable for any of the capital stock or other equity interests of the Corporation or its subsidiaries; (ii) options, warrants, subscriptions or other rights to acquire unissued capital stock or other unissued equity interests of the Corporation or its subsidiaries, other than options to purchase 7,490,801 common shares pursuant to the Corporation’s stock option plan, 243,334 Shares issuable pursuant to restricted stock units and 1,791,700 warrants to purchase common shares, or (iii) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Corporation or its subsidiaries of any capital stock or other equity interests of the Corporation or its subsidiaries, any such securities or instruments convertible or exercisable for securities or any such options, warrants or rights, other than pursuant to the Corporation’s Stock Option Plan and its Restricted Share Unit and Restricted Share Plan. There are no outstanding rights which permit the holder thereof to cause the Corporation or any of its subsidiaries to file a registration statement under any securities law or which permit the holder thereof to include securities of the Corporation or any of its subsidiaries in a registration statement filed by the Corporation or any of its subsidiaries under any securities law, and there are no outstanding agreements or other commitments which otherwise relate to the registration of any securities of the Corporation or any of its subsidiaries for sale or distribution in any jurisdiction.

(k)	The Corporation is not a party to any unanimous shareholder, voting trust or similar agreement, in each case relating to any of the issued and outstanding securities or equity interests of the Corporation.

(l)	Except as disclosed to the Subscriber, the Corporation is not a party to any actions, suits or proceedings which could materially adversely affect its business or financial condition, and, except as disclosed to the Subscriber, to the best of the Corporation’s knowledge no such actions, suits or proceedings have been threatened as at the date hereof.

(m)	No order ceasing or suspending trading in the securities of the Corporation nor prohibiting sale of such securities has been issued against the Corporation and to the best of the Corporation’s knowledge no investigations or proceedings for such purposes are pending or threatened.

(n)	The Corporation is a “foreign issuer” (as that term is defined in Regulation S).

(o)	The Corporation is not now and as a result of the sale of the Shares, Warrants and Warrant Shares contemplated hereby will not be, required to register as an “investment company” as defined in the United States Investment Company Act of 1940, as amended.

(p)	Neither the Corporation nor any of its affiliates, nor any person acting on their behalf, has made or will make: (i) any offer to sell or any solicitation of an offer to buy any of the Shares, Warrants and Warrant Shares to any person located in the United States, or (ii) any sale of Shares, Warrants and Warrant Shares unless, at the time the buy order was or will have been originated, the purchaser was outside the United States or the Corporation, its affiliates and any person acting on their behalf reasonably believe that the purchaser was outside the United States.

(q)

During the period in which the Shares, Warrants and Warrant Shares are offered for sale, neither the Corporation nor any of its affiliates nor any person acting on their behalf has made or will make any Directed Selling Efforts (as that term is defined in Regulation S) in the United States or has taken or will take any action that would cause the exemption afforded by Regulation S to be unavailable for offers and sales of the Shares, Warrants and Warrant Shares outside of the United States.

(r)	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Subscription Agreement, based upon any arrangement made by or on behalf of the Corporation, which would make the Corporation or the Subscriber liable for any fees or commissions.

The Corporation agrees that the above representations, warranties and covenants will be true and correct both as of the execution of this Subscription Agreement by the Corporation and as of the Closing Date and will survive the purchase of the Units hereunder, and notwithstanding the subsequent disposition of the Shares, Warrants or Warrant Shares, shall continue in full force and effect for eighteen months from the Closing Date.

7. Corporation’s Acknowledgements. The representations, warranties and covenants of the Corporation contained herein are made with the intent that they be relied upon by the Subscriber in determining to complete the Placement. The Corporation undertakes to notify the Subscriber immediately of any inaccuracy in any representation or warranty of the Corporation set forth herein which takes place prior to the Closing Date.

8. Standstill Matters.

(a)	Notwithstanding Section 7(a) of the confidentiality agreement (the “Confidentiality Agreement”) between the Corporation the Subscriber dated March 1, 2010, the Corporation hereby consents to the Subscriber’s agreement to purchase Units in this Subscription Agreement, the acquisition of the Units by the Subscriber at the Closing and the exercise of the Warrants for Shares in accordance with the terms of the Warrants. For greater certainty, except as provided in this Section 8(a) and as otherwise provided in this Subscription Agreement, Section 7(a) of the Confidentiality Agreement remains in full force and effect in accordance with its terms.

(b)	From the date hereof to and including the Closing Date, the Subscriber will not acquire beneficial ownership of any Shares or any securities convertible or exchangeable into Shares (other than, for greater certainty, the Subscriber’s agreement to purchase Units contained in this Subscription Agreement).

(c)	The parties agree that the waiver of the standstill arrangements and limited permission to acquire Shares granted by the Corporation to the Subscriber in the letter (the “Permission Letter”) from the Corporation to the Subscriber dated July 22, 2010 (the “Standstill Waiver”) is hereby suspended and will remain suspended until it is either terminated or reinstated in accordance with Section 8(c)(i) or Section 8(c)(ii) of this Subscription Agreement, respectively.

(i)	If the Closing occurs on the Closing Date, the Standstill Waiver will terminate immediately following the Closing . For greater certainty and without limitation, if the Closing occurs on the Closing Date, following the Closing Section 7(a) of the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, without any waiver of any provision thereof, and the acquisition of Shares by the Subscriber (other than the acquisition of Shares upon the exercise of Warrants) shall be prohibited in accordance with Section 7(a) of the Confidentiality Agreement (unless at that time the restrictions contained in such Section 7(a) have ceased in accordance with the terms of Section 7(a)).

(ii)	If the Closing does not occur on the Closing Date, then the Standstill Waiver will be reinstated immediately following the Closing Date. For greater certainty and without limitation, if the Closing does not occur on the Closing Date, following the Closing Date Section 7(a) of the Confidentiality Agreement shall remain in full force and effect in accordance with its terms but for the specific permission to acquire Shares granted in the Permission Letter.

9. Covenants.

(a)	As soon as reasonably practicable following the date hereof, the Corporation shall use its reasonable commercial efforts to obtain statements in writing from each the TSX and NYSE Amex approving or conditionally approving the transactions contemplated by this Subscription Agreement without a requirement for any shareholder approval.

(b)	Neither the Corporation nor the Subscriber shall make any press release or other publicity about the terms of this Subscription Agreement or the transactions contemplated hereby without the prior approval of the other unless otherwise required by applicable securities laws or other laws. Each party shall provide the other with a reasonable period of time to review and comment on all such press releases or public statements prior to release thereof. The parties hereto agree to issue jointly or concurrently with the other party a press release with respect to this Subscription Agreement as soon as practicable, in a form acceptable to each. Each of the parties agrees not to make any public statement that is inconsistent with such press release (other than to the extent superseded by a subsequent press release or public filing). The foregoing obligation is subject to applicable law.

10. Use of Proceeds. The Corporation covenants and agrees that it will use the proceeds of the Placement to fund development costs at its Rosemont project and for general working capital purposes.

11. Preemptive Rights.

(a)	Subject to the rules of the Exchanges, for a period of 24 months following the Closing Date, if the Corporation proposes to issue any equity securities of the Corporation or securities convertible or exchangeable into such equity securities (the “Offered Securities”) pursuant to a public offering or a private placement (an “Offering”), the Corporation will, at least four (4) Business Days prior to the first date of public announcement (the “Announcement Date”) of the Offering, give written notice of the Offering to the Subscriber including, to the extent known by the Corporation, the full particulars of the Offering. As soon as it is practicable, and in any event at least two (2) Business Days before the Announcement Date, the Corporation will make an irrevocable offer (the “Offer”) to the Subscriber to subscribe for, at the same subscription price as under the Offering, up to that number of Offered Securities as will enable the Subscriber, upon completion of the Offering, to maintain the same Percentage Interest in the Corporation after the completion of the Offering (assuming the conversion or exchange of any Offered Securities that are convertible or exchangeable into equity securities of the Corporation) as existed immediately prior to completion of the Offering. The “Percentage Interest” of the Subscriber means the number of issued and outstanding Shares owned by the Subscriber (on a non-diluted basis, but adjusted as contemplated in the preceding sentence when calculating the Percentage Interest after the completion of an Offering of Offered Securities that are convertible or exchangeable into equity securities of the Corporation) divided by the total number of issued and outstanding Shares of the Corporation (on a non-diluted basis, similarly adjusted). The Offer will contain full particulars of the Offering, including:

(i)	the subscription price or range of subscription prices;

(ii)	the terms and conditions of the Offered Securities;

(iii)	the number of Offered Securities to be issued or proposed to be issued to persons other than the Subscriber;

(iv)	the maximum number of Offered Securities that the Subscriber is entitled to subscribe for (the “Subscriber’s Entitlement”);

(v)	a statement as to the use of proceeds; and

(vi)	the proposed Announcement Date and the proposed completion date for the Offering.

(b)	The Offer will provide that if the Subscriber intends to subscribe for any or all of the Subscriber’s Entitlement, the Subscriber may accept the Offer by giving notice of such intention to the Corporation not later than the Business Day immediately prior to the proposed Announcement Date set out in the Offer, which notice will specify:

(i)	whether the determination of the Subscriber’s Entitlement by the Corporation is correct and, if not, the correct Subscriber’s Entitlement; and

(ii)	the number of Offered Securities to be purchased.

(c)	Notwithstanding anything to the contrary contained herein, Section 10(a) will not apply to any issuance of securities issued:

(i)	for compensatory purposes to officers, employees or directors of, or consultants to, the Corporation including, without limitation, the grant of stock options under a stock option plan approved by the Corporation and restricted share units and the issuance of restricted shares;

(ii)	pursuant to a rights offering by the Corporation that is open to all shareholders of the Corporation;

(iii)	upon the exercise or conversion of any convertible or exchangeable securities;

(iv)	as a result of the consolidation or subdivision of any securities of the Corporation, or as a special distribution or stock dividend or similar transaction; or

(v)	in connection with or pursuant to any merger, business combination, joint venture, exchange offer, take-over bid, arrangement, asset purchase transaction or acquisition of assets or shares of a third party.

12. Conditions to Closing in Favour of Subscriber. The Subscriber’s obligations to complete the purchase of the Units on the Closing Date is conditional upon the following conditions being fulfilled to the Subscriber’s satisfaction, which conditions may be waived in whole or in part by the Subscriber without prejudice for any claims it may have for breach of covenant, representation or warranty:

(a)	the Exchanges shall have approved the listing and posting for trading of the Shares and, upon exercise of the Warrants, the Warrant Shares, subject to the satisfaction of customary conditions to such listing and without the requirement for shareholder approval to be obtained;

(b)	(i) no act, action, suit or proceeding shall have been taken before or by any court, department, commission, board, regulatory body, government or similar agency, domestic or foreign; and (ii) no law, regulation or policy shall exist or have been proposed, enacted, entered, promulgated or applied, in either case, that:

A.	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the transactions contemplated herein; or

B.	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

(c)	all representations and warranties of the Corporation contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct and the

Subscriber shall have received on the Closing Date a certificate to that effect addressed to the Subscriber, dated the Closing Date and signed by an officer of the Corporation;

(d)	from the date of this Subscription Agreement to the Closing Date, no change, effect, event, occurrence, or development shall have occurred which has had or would reasonably be expected to have an effect that is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Corporation and its subsidiaries, taken as a whole, other than any effect:

(i)	relating to the Canadian or United States economy, political conditions or securities markets in general;

(ii)	relating to conditions affecting the global copper mining industry;

(iii)	relating to changes in currency exchange rates, interest rates or commodity prices;

(iv)	relating to a change in the market trading price of Shares of the Corporation, either:

A.	related to this subscription agreement and the Placement or the announcement thereof; or

B.	related to such a change in that market trading price primarily resulting from a change, effect, event or occurrence excluded under clause (i), (ii), (iii) or (v) hereof (provided, however, that such effect referred to in clause (i), (ii), (iii) or (v) hereof does not primarily relate only to (or have the effect of primarily relating only to) of the Corporation and its subsidiaries, taken as a whole, or disproportionately adversely affect the Corporation and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which of the Corporation and its subsidiaries operate); or

(v)	relating to any generally applicable change in applicable laws or regulations (other than orders, judgments or decrees against the Corporation or any of its subsidiaries) or generally applicable change in generally accepted accounting principles;

provided, however, that such effect referred to in clause (i), (ii), (iii) or (v) above does not primarily relate only to (or have the effect of primarily relating only to) of the Corporation and its subsidiaries, taken as a whole, or disproportionately adversely affect the Corporation and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which of the Corporation and its subsidiaries operate; and

(e)	the Subscriber shall have received on the Closing Date a customary legal opinion of counsel to the Corporation, addressed to the Subscriber, relating to the existence of the Corporation, its authorization, execution and delivery of this Subscription Agreement, the issuance of the Shares and Warrants and the Warrant Shares, authorized and issued capital, listing and posting for trading of Shares and Warrant Shares on the TSX, no consents or approvals, exemption from registration and prospectus requirements under Ontario securities laws and enforceability.

13. Conditions to Closing in Favour of the Corporation. The Corporation’s obligations to complete the sale of the Units on the Closing Date is conditional upon the following conditions being fulfilled to the Corporation’s satisfaction, which conditions may be waived in whole or in part by the Corporation without prejudice for any claims it may have for breach of covenant, representation or warranty:

(a)	the Exchanges shall have approved the listing and posting for trading of the Shares and, upon exercise of the Warrants, the Warrant Shares, subject to the satisfaction of customary conditions to such listing and without the requirement for shareholder approval to be obtained;

(b)	(i) no act, action, suit or proceeding shall have been taken before or by any court, department, commission, board, regulatory body, government or similar agency, domestic or foreign; and (ii) no law, regulation or policy shall exist or have been proposed, enacted, entered, promulgated or applied, in either case, that:

A.	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the transactions contemplated herein; or

B.	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

(c)	all representations and warranties of the Subscriber contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct and the Corporation shall have received on the Closing Date a certificate to that effect addressed to the Corporation, dated the Closing Date and signed by an officer of the Subscriber; and

(d)	the Corporation shall have received on the Closing Date a customary legal opinion of counsel to the Subscriber, addressed to the Corporation, relating to the existence of the Subscriber and its authorization, execution and delivery of this Subscription Agreement.

14. Closing. Subject to the terms and conditions herein, the sale of the Units will be completed at the Vancouver offices of the Corporation (the “Closing”), or such other place as the Corporation may decide, on August 27, 2010, or such other date as the Corporation and Subscriber may agree upon in writing (the “Closing Date”). On the Closing Date, the Subscriber shall make payment by immediately available funds either by certified cheque, bank draft or wire transfer to the Corporation, or as directed by the Corporation in writing to the Subscriber, in the amount of the Subscription Price, so as to permit the Closing to occur. Certificates representing the Shares and the Warrants and registered in the manner set out on the first page hereof will be delivered to the Subscriber on the Closing Date at the Closing against payment of the Subscription Price.

15. Costs. All costs and expenses incurred by the parties hereto (including any fees and disbursements of any counsel or other advisors) relating to the sale of the Units hereunder shall be the responsibility of the incurring party.

16. Execution of Subscription Agreement. The Corporation shall be entitled to rely on delivery by facsimile machine or e-mail of an executed copy of this Subscription Agreement and acceptance by the Corporation of such facsimile copy and delivery of an executed acceptance by the Corporation, including by facsimile or e-mail, shall be equally effective to create a valid and binding agreement between the Subscriber and the Corporation in accordance with the terms hereof.

17. Counterparts. This Subscription Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

18. Governing Law. The contract arising out of this Subscription Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without regard to principles of conflicts of law. The Subscriber irrevocably attorns to the jurisdiction of the courts in the Province of Ontario, with respect to matters arising out of this Subscription Agreement.

19. Successors and Assigns. The terms and conditions of this Subscription Agreement shall be binding upon and enure to the benefit of the Subscriber and the Corporation and their respective successors and assigns. Except as otherwise provided in this Subscription Agreement, this Subscription Agreement shall not be assignable or transferable by any party without the written consent of the other party hereto.

20. Entire Agreement and Headings. This Subscription Agreement (including the schedules hereto) contains the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein. This

Subscription Agreement may be amended or modified in any respect by written instrument only by mutual agreement of the parties hereto. The headings contained herein are for convenience only and shall not affect the meanings or interpretation hereof. Notwithstanding the foregoing, this Subscription Agreement is not intended to supersede, replace or terminate the Confidentiality Agreement or the letter agreement of even date herewith, and the parties agree that the Confidentiality Agreement and the letter agreement of even date herewith remains in full force and effect.

21. Further Assurances. The parties agree to execute and deliver, in a timely manner, all such documents, certificates, assurances and other instruments as may be reasonably required to carry out the provisions of this Subscription Agreement.

22. Interpretation. Unless the context requires otherwise, words importing the singular include the plural and vice versa, and words importing gender include any gender.

Each of the terms “including”, “include” and “includes”, when used in this Subscription Agreement, is not limiting whether or not non-limiting language (such as “without limitation”, “without limiting the foregoing”, “but not limited to” or words of similar import) is used with reference thereto.

The expressions “herein”, “hereto”, “hereof”, “hereby”, “hereunder” and other similar terms refer to this Subscription Agreement as a whole, together with the schedules and any amendments hereto, and not just to the particular section in which those words appear.

23. Survival. This Subscription Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the Subscriber and the Corporation notwithstanding the completion of the purchase of the Units by the Subscriber pursuant hereto, the completion of the Placement of Units of the Corporation and any subsequent disposition by the Subscriber of the Units.

24. Currency. All dollar amounts referred to herein are in Canadian dollars.

25. Statutory References. Any reference to a statute or enactment herein is a reference to a statute or enactment as amended.

26. Time of Essence. Time shall be of the essence in this Subscription Agreement.

27. Notices. Notices authorized or required by this Subscription Agreement to be given to the Subscriber shall be delivered by hand or transmitted by facsimile or email to HudBay Minerals Inc., Suite 2501, Dundee Place, 1 Adelaide Street E., Toronto, ON M5C 2V9, Attention: H. Maura Lendon, Senior Vice President, Corporate Services and Chief Legal Officer (facsimile: (416) 362-9967 / email: maura.lendon@hudbayminerals.com). Notices authorized or required by this Subscription Agreement to be given to the Corporation shall be delivered by hand or transmitted by facsimile or email to Augusta Resource Corporation, Suite 400 – 837 West Hastings Street Vancouver, BC, V6C 3N6, Attention: Purni Parikh, Corporate Secretary (facsimile: (604) 687-1715 / email: pparikh@augustaresource.com. Any such notice shall be deemed delivered and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a business day before 5:00 p.m. (local time in the place of delivery or receipt). If a notice is delivered after that time or on a day that is not a business day in the place of delivery or receipt, the notice shall be deemed to have been given and received on the next business day in the place in which it is delivered or received. The Subscriber and the Corporation may, from time to time, change their respective addresses for notice by giving a notice to the other in accordance with the provisions of this clause.

28. Effective Date. This Subscription Agreement is intended to and shall take effect on the date the Subscription Agreement was accepted by the Corporation below, notwithstanding the actual date of execution or delivery by the Subscriber.

[Remainder of this page intentionally left blank.]

ACCEPTANCE

The foregoing is acknowledged, accepted and agreed to in Vancouver, British Columbia, this 23rd day of August, 2010.

AUGUSTA RESOURCE CORPORATION

Per:	/s/ Richard Warke
Authorized Signatory

SCHEDULE “A”

CERTIFICATE OF ACCREDITED INVESTOR

TO:	AUGUSTA RESOURCE CORPORATION

In connection with the proposed purchase of securities (the “Units”) of Augusta Resource Corporation (the “Corporation”), the undersigned represents and warrants that the undersigned has read the following definitions of an “accredited investor” as defined in National Instrument 45-106 and certifies that the undersigned is purchasing the Units as principal for its own account and not for the benefit of another, or is deemed to be purchasing the Units as principal pursuant to applicable securities laws, and is an accredited investor as indicated below [check one or more]:

☐	(a)	a Canadian financial institution, or a Schedule III Bank;	☐	(l)	An individual who, either alone or with a spouse, has net assets of at least Cdn$5,000,000;

☐	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);	☒	(m)	a person, other than an individual or investment fund, that has net assets of at least Cdn$5,000,000 as shown on its most recently prepared financial statements;

☐	(c)	a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary;	☐	(n)	an investment fund that distributes or has distributed its securities only to (i) a person that is or was an accredited investor at the time of the distribution, (ii) a person that acquires or acquired securities pursuant to the exemptions in section 2.10 or 2.19 of National Instrument 45-106, or (iii) a person described in paragraph (i) or (ii) that acquires or acquired securities pursuant to the exemption described in section 2.18 of National Instrument 45-106;

☐	(d)	a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador);	☐	(o)	an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt;

☐	(e)	an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d);	☐	(p)	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be;

☐	(f)	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada;	☐	(q)	a person acting on behalf of a fully managed account managed by that person, if that person (i) is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction, and (ii) in Ontario, is purchasing a security that is not a security of an investment fund;

☐	(g)	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec;	☐	(r)	a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded;

☐	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;	☐	(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) and paragraph (i) in form and function;

☐	(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a jurisdiction of Canada;	☐	(t)	a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons or companies that are accredited investors;

☐	(j)	an individual who, either alone or with a spouse, beneficially owns, directly or indirectly, financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds Cdn$1,000,000;	☐	(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser; or

☐	(k)	an individual whose net income before taxes exceeded Cdn$200,000 in each of the two most recent calendar years or whose net income before taxes combined with that of a spouse exceeded Cdn$300,000 in each of the two most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;	☐	(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor.

For the purposes of this certificate:

(a)	A trust company or trust corporation described in paragraph (p) above, other than a trust company or trust corporation registered under the laws of Prince Edward Island that is not registered or authorized under the Trust and Loan Companies Act (Canada) or under comparable legislation in another jurisdiction of Canada, is deemed to be purchasing as principal; and

(b)	A person described in paragraph (q) above is deemed to be purchasing as principal.

For the purposes of this certificate, the following definitions apply:

“bank” means a bank named in Schedule I or II of the Bank Act (Canada);

“Canadian financial institution” means

(a)	an association governed by the Cooperative Credit Associations Act (Canada) or a central credit cooperative society for which an order has been made under section 473(1) of that Act, or

(b)	a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

“director” means

(a)	a member of the board of directors of a company or an individual who performs similar functions for a company, and

(b)	with respect to a person that is not a company, an individual who performs functions similar to those of a director of a company;

“executive officer” means, for an issuer, an individual who is

(a)	a chair, vice-chair or president,

(b)	a vice-president in charge of a principal business unit, division or function including sales, finance or production, or

(c)	performing a policy-making function in respect of the issuer;

“financial assets” means cash, securities or a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

“founder” means, in respect of an issuer, a person who,

(a)	acting alone, in conjunction, or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and

(b)	at the time of the trade is actively involved in the business of the issuer;

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

“jurisdiction” or “jurisdiction of Canada” means a province or territory of Canada except when used in the term foreign jurisdiction;

“local jurisdiction” means, in a national instrument or multilateral instrument adopted or made by a Canadian securities regulatory authority, the jurisdiction in which the Canadian securities regulatory authority is situate;

“mutual fund” includes an issuer of a security that entitles the holder to receive on demand, or within a specified period after demand, an amount computed by reference to the value of a proportionate interest in the whole or in a part of the net assets, including a separate fund or trust account, of the issuer of the security;

“non-redeemable investment fund” means an issuer

(a)	whose primary purpose is to invest money provided by its securityholders,

(b)	that does not invest,

(i)	for the purpose of exercising or seeking to exercise control of an issuer, other than an issuer that is a mutual fund or a non-redeemable investment fund, or

(ii)	for the purpose of being actively involved in the management of any issuer in which it invests, other than an issuer that is a mutual fund or a non-redeemable investment fund, and

(c)	that is not a mutual fund;

“person” includes

(a)	an individual,

(b)	a corporation,

(c)	a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and

(d)	an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“regulator” means, for the local jurisdiction, the person referred to in Appendix D of National Instrument 14-101, opposite the name of the local jurisdiction;

“related liabilities” means

(a)	liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or

(b)	liabilities that are secured by financial assets;

“Schedule III bank” means an authorized foreign bank named in Schedule III of the Bank Act (Canada);

“securities legislation” means the applicable securities legislation of a jurisdiction of Canada.

“spouse” means, an individual who,

(a)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual,

(b)	is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender, or

(c)	in Alberta, is an individual referred to in paragraph (a) or (b), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta);

“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

For the purpose hereof, an issuer is an affiliate of another issuer if

(a)	one of them is the subsidiary of the other, or

(b)	each of them is controlled by the same person.

For the purpose hereof, a person (first person) is considered to control another person (second person) if

(a)	the first person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation,

(b)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership, or

(c)	the second person is a limited partnership and the general partner of the limited partnership is the first person.

For the purpose hereof, for residents of Manitoba and Yukon, “distribution” means a primary distribution to the public.

For the purpose hereof, for residents of Québec, “trade” includes any of the following activities:

(a)	any of the activities referred to in the definition of “dealer” in section 5 of the Securities Act (Québec);

(b)	the sale or disposition of a security for valuable consideration, whether the terms of payment are on margin, installment or otherwise, but does not include,

(iii)	except as provided in paragraph (e), a transfer, pledge or encumbrance of securities for the purpose of giving collateral for a debt made in good faith, or

(iv)	the purchase of a security;

(c)	participation as a trader in any transaction in a security through the facilities of an exchange or a quotation and trade reporting system;

(d)	receipt by a registrant of an order to buy or sell a security;

(e)	a transfer, pledge or encumbrancing of securities of an issuer from the holdings of a control person for the purpose of giving collateral for a debt made in good faith;

(f)	entering into a derivative;

(g)	any activity, advertisement, solicitation, conduct or negotiation directly or indirectly in furtherance of any of the activities referred to in paragraphs (a) to (f).

The foregoing representation and warranty is true and accurate as of the date of this certificate and will be true and accurate as of the Closing Date of the Placement of Units as set forth in the attached Subscription Agreement. If any such representation or warranty shall not be true and accurate prior to Closing Date, the undersigned shall give immediate written notice of such fact to the Corporation.

Dated:	August 23, 2010	Signed:	/s/ David Garofalo

HudBay Minerals Inc.
Print Name of Subscriber

David Garofalo, President and CEO
If Subscriber is a Corporation, Print Name and Title of Authorized Signing Officer

SCHEDULE B

SEE ATTACHED

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [■], 2010.

THE WARRANTS AND WARRANT SHARES TO BE ISSUED UPON EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “1933 ACT”) AND THE WARRANTS MAY NOT BE EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE 1933 ACT) UNLESS THE SHARES TO BE ISSUED UPON EXERCISE OF THE WARRANTS HAVE BEEN REGISTERED UNDER THE 1933 ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SHARE PURCHASE WARRANT CERTIFICATE

AUGUSTA RESOURCE CORPORATION

(Incorporated under the laws of Canada)

This is to certify that, for value received, HUDBAY MINERALS INC. (the “Holder”), of Suite 2501, Dundee Place, 1 Adelaide Street East, Toronto, Ontario, M5C 2V9, is the holder of 5,452,795 warrants (collectively, the “Warrants” and individually a “Warrant”) entitling the Holder to subscribe for and purchase, prior to the Expiry Time, one fully paid, non-assessable common share (a “Share”) (subject to adjustment as provided herein) of Augusta Resource Corporation (the “Company”) for every one Warrant held by the Holder at the purchase price specified herein, up to a total of 5,452,795 Shares (subject to adjustment), upon and subject to the terms and conditions hereinafter set forth.

1. Expiry Date. The Warrants to purchase Shares of the Company represented by this certificate may be exercised at any time and from time to time on or before 4:30 p.m. (Vancouver time) on [■, 2011] (the “Expiry Date” and such time on such date, the “Expiry Time”), provided that if, at any time after the date hereof, the volume weighted average trading price of the Shares on the Toronto Stock Exchange (or, if the Shares are not listed on the Toronto Stock Exchange, such stock exchange, quotation system or market on which the Shares are listed) is greater than $4.25 for a period of at least 10 consecutive trading days on which trades in the Shares are reported, the Company may, within 10 days of such occurrence, provide notice to the Holder of an earlier expiry of the Warrants (the “Early Expiry Notice”), in which case the Warrants shall expire at 4:30 p.m. (Vancouver time) on the day that is 30 days after the Early Expiry Notice is received by the Holder, and such day shall be the “Expiry Date” and 4:30 p.m. (Vancouver time) on such date shall be the “Expiry Time” for all purposes of this warrant certificate; provided in no circumstance may the Early Expiry Notice be given on or before [insert date that is four months plus one day after issuance of Warrants].

2. Exercise Price. The exercise price shall be $3.90 per Share (subject to adjustment as provided herein) (the “Exercise Price”) payable in lawful money of Canada during the period commencing on the date of issue and ending at the Expiry Time.

3. Exercise of Warrants. The Warrants may be exercised, in whole or in part, at any time and from time to time on or before the Expiry Time on the Expiry Date by the Holder hereof providing notice of exercise (the “Subscription Form”), such notice to be substantially in the form attached hereto as Schedule A and made a part hereof, and delivering same to the Company at its principal office or at the office designated by the Company pursuant to Section 16, together with this certificate and the applicable aggregate Exercise Price. The Warrants may not be exercised within the United States or by or for the benefit of a U.S. Person (as defined in Regulation S under the 1933 Act) and the Shares issuable on exercise of the Warrants may not be delivered within the United States or to or for the benefit of a U.S. Person upon exercise, unless such Shares have been registered under the 1933 Act or an exemption from such registration is available.

4. Payment. The aggregate Exercise Price for the Shares subscribed for must be paid in full at the time of exercise, by cash, certified cheque, money order or wire transfer in Canadian funds to or to the order of the Company. If so requested by the Holder, the Company shall provide appropriate wire transfer instructions forthwith to the Holder.

5. Share Certificates. Upon receipt of the Subscription Form and the aggregate Exercise Price, as provided in Sections 3 and 4 above, the Company will as promptly as practicable, and in any event within three business days of receipt, cause to be issued to the Holder the number of duly authorized and validly issued, fully paid and non-assessable Shares subscribed for and such person shall be deemed upon presentation and payment as aforesaid to be the holder of record of such Shares and the Company shall execute and cause to be delivered, as promptly as practicable thereafter, to the Holder at the address specified in the Subscription Form, a certificate evidencing the number of Shares subscribed for. Any certificates issued in respect of such Shares before [■], 2010 shall contain the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TSX.”

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [■, 2010].”

The legends set forth above shall be removed and the Company shall issue a certificate or certificates without such legend to the holder of the Shares at the earlier of the date such Shares are qualified for public distribution under applicable securities legislation and anytime on or after [■], 2010.

6. Exercise in Whole or in Part. The Warrants may be exercised in whole or in part and, if exercised in part, the Company shall execute and deliver, at the time of delivery of the certificate representing the Shares subscribed for in connection with such exercise, another certificate in the same form as this certificate evidencing the remaining Warrants to purchase Shares of the Company, provided that any such Warrants shall terminate at the Expiry Time on the Expiry Date.

7. Certain Adjustments. The Exercise Price and the number and type of securities which may be subscribed for upon exercise of a Warrant shall be subject to adjustment from time to time as follows and the Company shall give the Holder notice of any such event described below that requires an adjustment pursuant to this Section 7 in accordance with Section 16:

(a)	If and whenever at any time prior to the Expiry Time the Company shall:

(i)	issue Shares (or securities exchangeable for or convertible into Shares) to all or substantially all of the holders of Shares as a stock dividend or other distribution;

(ii)	subdivide or change its outstanding Shares into a greater number of Shares; or

(iii)	reduce, combine or consolidate its outstanding Shares into a smaller number of Shares;

(any of such events, a “Share Reorganization”), then effective immediately after the record date or effective date, as the case may be, as of which the holders of Shares are determined for the purposes of the Share Reorganization, the Exercise Price shall be adjusted to a price determined by multiplying the applicable Exercise Price in effect on such effective date or record date by a fraction, the numerator of which shall be the number of Shares outstanding on such effective date or record date before giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding immediately after giving effect to such Share Reorganization (including, in the case where securities exchangeable for or convertible into Shares are distributed, the number of additional Shares that would have been outstanding had such securities been exchanged for or converted into Shares immediately after giving effect to such Share Reorganization).

(b)	If and whenever at any time prior to the Expiry Time the Company shall fix a record date for the payment, issue or distribution to all or substantially all of the holders of the Shares of (i) a dividend, (ii) cash or assets (including evidences of the Company’s indebtedness), or (iii) rights, options, warrants or other securities (including securities exchangeable for or convertible into Shares), and such payment, issue or distribution does not constitute a Share Reorganization, the Exercise Price shall be adjusted effective immediately after such record date to a price determined by multiplying the applicable Exercise Price in effect on such record date by a fraction:

(i)	the numerator of which shall be:

(A)	the product of the number of Shares outstanding on such record date and the Current Market Price on such record date; less

(B)	the fair market value, as determined in good faith by action of the directors (whose determination shall be conclusive), to the holders of the Shares of such dividend, cash, assets, rights or securities so paid, issued or distributed less the fair market value, as determined in good faith by action of the directors (whose determination shall be conclusive), of the consideration, if any, received therefor by the Company; and

(ii)	the denominator of which shall be the number of Shares outstanding on such record date multiplied by the Current Market Price on such record date.

Shares owned by or held (otherwise than as security) for the account of the Company or any subsidiary of the Company shall be deemed not to be outstanding for the purpose of any such computation. For the purposes of this Section 7(b), “Current Market Price” on any date, means the weighted average trading price per share at which the Shares have been traded on the TSX (or, if on such date the Shares are not listed on that exchange, on such other stock exchange on which the Shares are then listed or quoted as may be selected by the directors of the Company, or, if the Shares are not then listed or quoted on a stock exchange, on such over-the-counter market on which the Shares are traded) during the period of 20 consecutive trading days commencing on the trading day immediately before such date; weighted average trading price shall be determined by dividing the aggregate sale price of all Shares sold on such exchange or over-the-counter market on the said 20 trading days by the total number of Shares sold.

(c)

If and whenever at any time prior to Expiry Time there shall occur a reclassification of Shares outstanding at such time or any other event (including a compulsory acquisition) pursuant to which the Shares (or the Shares other than those held by a specific person and its affiliates) are changed into or exchanged for other shares or other securities or property, including cash, (other than a Share Reorganization) or a consolidation, amalgamation, arrangement or merger of the Company with or into any other corporation or other entity (other than a consolidation, amalgamation, arrangement or merger which does not result in any reclassification of the outstanding Shares or a change or exchange of outstanding Shares into other shares or other securities or property, including cash), or a sale, conveyance or transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or entity in which the holders of Shares are entitled to receive shares, other securities or property, including cash (any of such events being herein called a “Capital Reorganization”), upon any exercise by the Holder of its right to subscribe for and purchase Shares pursuant to the exercise of Warrants after the effective date of such Capital Reorganization, the Holder shall be entitled to receive, and shall accept for the same aggregate consideration in lieu of the number of Shares to which the Holder was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property, including cash, which the Holder would have received as a result of such Capital Reorganization had the Holder exercised its right to acquire Shares immediately prior to the effective date or record date, as the case may be, of the Capital Reorganization and had the Holder been the registered holder of such Shares on such effective date or record date, as the case may be. If determined appropriate by the directors, acting reasonably and in good faith, subject to any necessary regulatory approvals, appropriate adjustments shall be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 7(c), with respect to the rights and interests thereafter of the Holder of a Warrant to the end that the provisions set forth in this Section 7(c) shall thereafter correspondingly be made applicable as nearly as may be reasonably possible in relation to any shares, other securities or other property, including cash, thereafter deliverable upon the exercise of the Warrant. Any such adjustment shall be made by and set forth in an agreement supplemental hereto approved by action of the directors, acting reasonably and in good faith, subject in all cases to any necessary regulatory approvals, and shall for all purposes be conclusively deemed to be an appropriate adjustment.

(d)	In case the Company after the date of issue of the Warrants shall take any action affecting the Shares, other than action described in this Section 7, which in the opinion of the directors, acting reasonably and in good faith, would materially adversely affect the rights of the Holder, the Exercise Price and/or the number of Shares purchasable upon the exercise of each Warrant shall be adjusted in such manner, if any, and at such time, by action of the directors, acting reasonably and in good faith, as they may determine to be equitable in the circumstances, but subject in all cases to any necessary regulatory approvals.

(e)	If and whenever at any time after the date hereof and on or before the Expiry Date, there is an adjustment in the Exercise Price pursuant to the provisions of this Section 7, the number of Shares purchasable pursuant hereto shall be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Shares theretofore purchasable on the exercise hereof by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price resulting from such adjustment.

(f)	For the purposes of this Section 7, any adjustment shall be made successively whenever an event referred to therein shall occur, subject to the following provisions:

(i)	all calculations shall be made to the nearest 1/100th of a Share;

(ii)

no adjustment to an Exercise Price shall be required unless such adjustment would result in a change of at least one per cent in the prevailing Exercise Price and no adjustment shall be made in the number of Shares which may be subscribed for upon exercise of the Warrant unless it would require a change of at least 1/100th of a Share; provided, however, that any adjustments which, except for the provisions of this Section 7(f)(ii) would otherwise have been required to be made shall be carried forward and taken into account in any subsequent adjustment, and that in no event shall the Company be obligated to issue fractional Shares or fractional interests in Shares upon exercise of a Warrant or pay any amount in cash in lieu of issuing fractional Shares;

(iii)	upon the occurrence of each adjustment or readjustment of the Exercise Price or number of Shares purchasable pursuant to the exercise rights represented by a Warrant, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based; and if a dispute shall at any time arise with respect to adjustments to the Exercise Price or the number of Shares purchasable pursuant to the exercise rights represented by a Warrant, such disputes shall be conclusively determined by the Company’s auditors or, if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action by the directors and any such determination shall be conclusive evidence of the correctness of any adjustments made;

(iv)	if the Company shall set a record date to determine the holders of its Shares for the purpose of entitling them to receive any stock dividend or distribution and shall thereafter and before the distribution to such Shareholders of any such dividend or distribution legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Exercise Price or the number of Shares purchasable upon exercise of the Warrant shall be required by reason of the setting of such record date;

(v)	as a condition precedent to the taking of any action which would require any adjustment in any of the subscription rights pursuant to any of the Warrants, the Company shall take any corporate action that may, in the opinion of counsel, be necessary in order that the Company may validly and legally issue as fully paid and non-assessable, all of the Shares or (following adjustment) other securities or property that the Holder is entitled to receive on full exercise thereof in accordance with the provisions hereof; and

(vi)	before taking any action which would result in an adjustment to the number of Shares to be issued on the exercise of the Warrants, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary to thereafter issue Shares upon exercise of the Warrants as contemplated herein, from any regulatory body or stock exchange having jurisdiction therefor.

8. Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this certificate and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new certificate representing the Warrants of like tenor.

9. Further Assurances. The parties agree to execute and deliver, in a timely manner, all such documents, certificates, assurances and other instruments as may be reasonably required to carry out the provisions of this Warrant.

10. No Fractional Shares. No fractional Shares will be issued upon the exercise of the Warrants. If the exercise of Warrants results in a fraction, the number of Shares to be issued on exercise of the Warrants will be rounded down to the nearest whole number.

11. Currency. All dollar amounts herein are in Canadian dollars.

12. Governing Law. The Warrants represented hereby shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

13. No Assignment or Transfer of Warrants. The Warrants represented by this warrant certificate and all rights granted hereunder shall not be assignable or transferable to any person other than a wholly-owned subsidiary of HudBay Minerals Inc. and provided that such assignee shall remain a wholly-owned subsidiary of HudBay Minerals Inc. at all times up to and including the Expiry Time, or alternatively such subsidiary shall assign the Warrants represented by this warrant certificate to HudBay Minerals Inc. or another wholly-owned subsidiary of HudBay Minerals Inc. (to which assignment this Section 13 will apply) before it ceases to be a wholly-owned subsidiary of HudBay Minerals Inc. Prompt notice of any such assignment shall be given by the Holder to the Company.

14. Amendment. This warrant certificate and the terms of the Warrants represented hereby may be modified or amended only with the written consent of both the Company and the Holder.

15. No Rights as Shareholder. This warrant certificate and the Warrants represented hereby do not confer any rights of a shareholder on the Holder (including any right to receive dividends or other distribution to shareholders or to vote at a general meeting of the shareholders of the Company).

16. Notice. Notices authorized or required by this warrant certificate to be given to the Holder shall be delivered by hand or transmitted by facsimile or email to HudBay Minerals Inc., Suite 2501, Dundee Place, 1 Adelaide Street E., Toronto, ON M5C 2V9, Attention: H. Maura Lendon, Senior Vice President, Corporate Services and Chief Legal Officer (facsimile: (416) 362-9967 / email: maura.lendon@hudbayminerals.com). Notices authorized or required by this warrant certificate to be given to the Company shall be delivered by hand or transmitted by facsimile or email to Augusta Resource Corporation, Suite 400 – 837 West Hastings Street Vancouver, BC, V6C 3N6, Attention: Purni Parikh, Corporate Secretary (facsimile: (604) 687-1715 / email: purni@augustacorp.com. Any such notice shall be deemed delivered and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a business day before 5:00 p.m. (local time in the place of delivery or receipt). If a notice is delivered after that time or on a day that is not a business day in the place of delivery or receipt, the notice shall be deemed to have been given and received on the next business day in the place in which it is delivered or received. The Holder and the Company may, from time to time, change their respective addresses for notice by giving a notice to the other in accordance with the provisions of this Section 16.

17. Time of Essence. Time shall be of the essence hereof.

IN WITNESS WHEREOF Augusta Resource Corporation has caused this warrant certificate to be signed by its duly authorized signing officer as of the ■th day of ■, 2010.

AUGUSTA RESOURCE CORPORATION

By:
Authorized Signatory

SCHEDULE A

SUBSCRIPTION FORM

AUGUSTA RESOURCE CORPORATION

Attention: Corporate Secretary

Dear Sirs:

The undersigned hereby exercises the right to purchase and hereby subscribes for              common shares in the capital stock of Augusta Resource Corporation referred to in this warrant certificate according to the conditions hereof and herewith makes payment of the purchase price in full for the Shares.

The undersigned certifies that:

(a)	It is not, and is not purchasing Shares for the account or benefit of, a U.S. Person (as that term is defined in Regulation S (“Regulation S”) under the United States Securities Act of 1933 (the “1933 Act”)) or for resale in the United States (as “United States” is defined in Regulation S);

(b)	At the time of executing this subscription form it was outside the United States, and did not execute or deliver this subscription form or related documents in the United States; and

(c)	It acknowledges that the Shares have not been, nor will they be, registered under the 1933 Act or the securities laws of any state in the United States, and may not be offered or sold in the United States or to a U.S. Person, without registration or an exemption from registration under the 1933 Act and applicable state securities laws and agrees not to offer or sell the Shares in the United States or to a U.S. Person, without registration or an exemption from registration under the 1933 Act and applicable state securities laws.

Please issue a certificate in the name of the undersigned for the Shares being purchased and deliver same to the address of the undersigned specified in Section 16 of the warrant certificate.

Please deliver a warrant certificate in respect of the common shares referred to in the attached warrant certificate but not presently subscribed for to the undersigned at the address of the undersigned specified in Section 16 of the warrant certificate .

DATED this          day of                 , 201__.

By: